EXHIBIT 99.1

Contact:	John Beisler Vice President — Investor Relations CKE Restaurants, Inc. 805-745-7750
CKE RESTAURANTS, INC. ANNOUNCES MATTHEW GOLDFARB
TO REMAIN ON BOARD OF DIRECTORS
     CARPINTERIA, Calif. — October 6, 2006 — CKE Restaurants, Inc. (NYSE: CKR), announced today that, following recent personnel changes at Pirate Capital, LLC, the Company’s Board of Directors has declined to accept Mr. Matthew Goldfarb’s tendered resignation from the Board. In connection with his appointment to the Company’s Board, Mr. Goldfarb entered into an agreement with the Company that required Mr. Goldfarb to tender his resignation from the Board at such time as he is no longer affiliated with Pirate Capital LLC, a significant stockholder in the Company. On September 28, 2006, Mr. Goldfarb ceased serving in his position as a director and senior investment analyst at Pirate Capital.
     In declining to accept Mr. Goldfarb’s resignation, Andrew F. Puzder, president and chief executive officer, commented that “Matt has provided valuable input since his appointment, and the Board looks forward to his continued contribution.”
     Mr. Goldfarb was appointed as a director on June 27, 2006, and his term expires at the 2007 annual stockholders’ meeting.
     As of the second fiscal quarter ended Aug. 14, 2006, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,131 franchised, licensed or company-operated restaurants in

CKE Restaurants, Inc. Announces Matthew Goldfarb to Remain on Board of Directors

43 states and in 13 countries, including 1,072 Carl’s Jr.® restaurants, 1,945 Hardee’s® restaurants and 98 La Salsa Fresh Mexican Grill® restaurants.
SAFE HARBOR DISCLOSURE
     Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.
     Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward- looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.
SOURCE CKE Restaurants, Inc.

CONTACT:	John Beisler, Vice President — Investor Relations, CKE Restaurants, Inc., +1-805-745-7750